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                                                                    Exhibit 5(c)

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY
                            ACCELERATED BENEFIT RIDER

NOTICE Benefits advanced under this rider may be taxable. The recipient should obtain advice from a tax professional or an attorney before deciding to receive payment of this benefit. Also, receipt of an accelerated benefit payment may cause the recipient to lose the right to receive certain public funds, such as Medicare, Medicaid, Social Security, Supplemental Security, Supplemental Security Income, and possibly others.

                                   DEFINITIONS

ACCELERATED BENEFIT INSURED The accelerated benefit insured is the named insured under this policy. Other individuals covered under riders are not included as accelerated benefit insureds.

BENEFIT PERCENTAGE The benefit percentage is: 1. The accelerated benefit amount before any adjustments and deductions, divided by 2. The current death benefit provided by the policy excluding any attached riders.

PHYSICIAN Physician means a person who is licensed to practice medicine in the United States and who is acting within the scope of that license. Physician does not include: 1. the insured; 2. the owner, 3. a person who lives with the insured or the owner; 4. a person who is a relative of the insured or the owner.

TERMINAL ILLNESS Terminal Illness is a medical condition that with reasonable medical certainty will result in the insured's death within 12 months or less from the date of the physician statement, regardless of any medical treatment the insured receives, with the exception of major organ transplants. If the insured is at least 95 years old when this benefit is requested, the terminal illness must be anticipated within 24 months rather than 12.

MAJOR ORGANS Major organs are defined as heart, lung, liver, pancreas, kidney, and bone marrow.

PHYSICIAN STATEMENT A physician statement means a statement acceptable to us, signed by a physician which gives the diagnosis of the insured's terminal illness, as defined above. We may also require additional information from other physicians having knowledge of the insured's terminal illness.

                                    BENEFITS

ACCELERATED BENEFIT We will pay an accelerated benefit, subject to the terms of this rider, if the insured develops a terminal illness as defined above. The accelerated benefit is a part of this policy's death benefit paid while the insured is living. Benefits provided by riders attached to the policy are not included in the determination of the accelerated benefit. If the insured dies before payment is made, then no accelerated benefit is payable.

The maximum portion of the death benefit available for acceleration is the lesser of: (1) $150,000; or (2) 50% of the death benefit available on the policy to which this rider is attached on the date the request is received in our home office, until the insured's age 95. Beginning at the insured's age 95 any amount up to the entire death benefit is available for acceleration. Any riders attached to the policy are not included in the determination of the amount of the accelerated benefit.

ADJUSTMENTS AND DEDUCTIONS The accelerated benefit amount is subject to the following adjustments and deductions:

1. We will pay the present value of the amount accelerated. This calculation will be based on the applicable actuarial discount appropriate to the policy to which this rider is attached. The maximum interest rate used for the discount is the greater of:

    a)  the current yield on 90 day U.S. Treasury Bills; or

    b)  the current maximum statutory adjustable policy loan interest rate.

2. If, on the date we approve the request, there is an outstanding policy loan, the accelerated benefit amount will be reduced by the benefit percentage multiplied by the outstanding loan balance. This reduction repays a portion of the policy loan.


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3.  We will reduce the accelerated benefit amount by any premiums which are due and unpaid at the time we approve your request.

4. We will reduce the accelerated benefit amount by an administrative charge not to exceed 1% of the accelerated benefit amount.

CONDITIONS FOR PAYMENT OF THE ACCELERATED BENEFIT:

1. The expiration or maturity date of this policy must be more than 2 years from the date an accelerated payment is requested.

2. If the insured is younger than age 95 on the date the accelerated benefit is paid, the sum of accelerated payments on this and any other policies issued by us on the insured's life may not exceed $150,000 and only one accelerated payment is allowed per policy. These limitations will not apply after the insured attains age 95.

3. We must receive proof of eligibility that is acceptable to us and pay the accelerated benefit during the insured's lifetime.

4. We must receive a consent form from all assignees and irrevocable beneficiaries, if any. We also reserve the right to require a consent form from you, your spouse, other beneficiaries, or any other person if, in our discretion, such person's consent is necessary to protect our interests.

5. This benefit is not meant to cause involuntary access to proceeds ultimately payable to the beneficiary. Therefore, this benefit is not available:

    a) If either the insured or the owner is required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

    b) If either the insured or the owner is required by a government entity to use this benefit in order to apply for, obtain, or otherwise keep a government benefit or entitlement, or any other reason.

EFFECT ON THE POLICY After the accelerated payment is paid, the policy will remain in force subject to the following adjustments:

1. The death benefit, contract value, and cash value of the policy, as applicable, excluding any riders will be reduced by the benefit percentage.

2. Cost of Insurance Charges will be adjusted appropriately to reflect the current coverage.

3. Any outstanding loan will be reduced by the amount of loan repaid as described in item 2 of the Adjustments and Deductions section.

4. We will send the owner, any irrevocable beneficiary and any assignee a statement showing the effect of the accelerated benefit on the policy.

If a benefit is paid under the terms of this rider, the accidental death benefit provision, if any, shall not be affected.

LIMITATIONS No benefit will be provided by this rider if the terminal illness results from intentionally self-inflicted injuries.

                                     CLAIMS

PROOF OF ELIGIBILITY Written proof of the insured's terminal illness must be received by us before we will pay the accelerated benefit. This proof will include a properly completed claim form, a physician statement, and medical information acceptable to us supporting the diagnosis. We may require additional medical information from the physician submitting the statement and from other physicians or institutions having knowledge of the insured's terminal illness.

PHYSICIAN EXAMINATION At our expense we reserve the right to have a physician of our choosing examine the insured prior to paying the accelerated benefit. In the event the physician we choose provides a different physician statement, we reserve the right to rely on that physician statement for claim purposes. In case of disagreement, the parties shall submit to arbitration.

PAYMENT OF CLAIMS The accelerated death benefit will be paid to the policy owner. At our option, benefits will be placed in an interest bearing account to which the owner will have full access.

                               GENERAL PROVISIONS

PREMIUM There is no additional charge for this rider.

TERMINATION OF RIDER This rider ends:

1.  on the day we receive the owner's written request of cancellation; or

2.  when the policy to which this rider is attached ends for any reason; or


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3.  upon payment of the accelerated benefit provided by this rider.

CONTRACT This rider is subject to all terms of the policy except as modified in this rider.

Attached to and made a part of this policy effective as of the issue date of this policy.

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY


                     /s/ C. Paul Patsis
                       C. Paul Patsis                 John Patton
                         President                     Secretary